EXHIBIT 99.2

                         ISP CHEMCO LLC

               CONSOLIDATED FINANCIAL STATEMENTS

          FOR THE QUARTERLY PERIOD ENDED JULY 3, 2011

ISP CHEMCO LLC

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Thousands)

	Second Quarter Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
	2011	2010	2011	2010

Net sales	$510,915	$380,967	$990,143	$762,535
Cost of products sold	(375,800)	(273,872)	(709,984)	(548,482)
Selling, general and administrative	(50,463)	(42,974)	(100,827)	(85,679)
Amortization of intangible assets	(1,072)	(1,168)	(2,130)	(2,392)

Operating income	83,580	62,953	177,202	125,982
Interest expense	(16,621)	(19,869)	(34,327)	(44,833)
Interest income	80	3,875	169	7,849
Other income (expense), net	811	(11,126)	6,585	(20,454)

Income before income taxes	67,850	35,833	149,629	68,544
Income tax (provision) benefit	(85,891)	(2,873)	(92,304)	5,076

Net income (loss)	$(18,041)	$32,960	$57,325	$73,620

The The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

ISP CHEMCO LLC

 CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Thousands)

	July 3,	December 31,
	2011	2010

Assets
Current assets:
Cash and cash equivalents	$156,228	$240,348
Accounts receivable, trade, less allowance of $6,801 and $6,912 at July 3, 2011 and December 31, 2010, respectively	228,336	161,338
Receivable from asset securitization program	78,535	53,947
Accounts receivable, other	27,193	24,408
Receivables from related parties	16,139	21,007
Inventories, net	266,775	265,357
Other current assets	18,523	12,090
Total current assets	791,729	778,495
Property, plant and equipment, net	628,488	619,704
Goodwill	296,715	294,840
Intangible assets, net of accumulated amortization of $29,551 and $26,569 at July 3, 2011 and December 31, 2010, respectively	48,756	48,741
Other assets	78,122	75,458

Total assets	$1,843,810	$1,817,238

Liabilities and member’s equity
Current liabilities:
Current maturities of long-term debt	$12,455	$12,455
Accounts payable	177,003	148,568
Accrued liabilities	149,921	171,451
Income taxes payable	17,477	2,361
Total current liabilities	356,856	334,835
Long-term debt less current maturities	1,183,225	1,189,453
Deferred income tax liabilities	80,056	14,692
Other liabilities	127,072	120,578

Member’s equity:
Member’s interest and additional paid-in capital	78,953	53,953
Retained earnings	19,005	142,580
Accumulated other comprehensive loss	(1,357)	(38,853)
Total member’s equity	96,601	157,680
Total liabilities and member’s equity	$1,843,810	$1,817,238

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

ISP CHEMCO LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Thousands)

	Six Months Ended
	July 3,	July 4,
	2011	2010
Cash flows from operating activities:
Net income	$57,325	$73,620
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	31,217	29,772
Amortization of intangible assets	2,130	2,392
Noncash interest charges	8,026	16,834
Noncash income tax benefit	-	(8,689)
Deferred income taxes	73,108	(1,556)
Increase in working capital items	(73,434)	(45,345)
Proceeds from accounts receivable sold	-	13,806
Accounts receivable settled	-	(51,061)
Environmental insurance recoveries	-	18,262
(Increase) decrease in receivables from related parties	1,660	(37)
Other, net	10,460	2,900
Net cash provided by operating activities	110,492	50,898

Cash flows from investing activities:
Capital expenditures and acquisitions	(33,834)	(30,220)
Net cash used in investing activities	(33,834)	(30,220)

Cash flows from financing activities:
Repayments of long-term debt	(6,228)	(6,228)
Capital contribution from sole member	25,000	-
Dividends to sole member	(180,900)	-
Net cash used in financing activities	(162,128)	(6,228)

Effect of exchange rate fluctuations on cash and cash equivalents	1,350	(2,728)

Net change in cash and cash equivalents	(84,120)	11,722
Cash and cash equivalents, beginning of period	240,348	286,116

Cash and cash equivalents, end of period	$156,228	$297,838

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

ISP CHEMCO LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) — (Continued)
(Thousands)

	Six Months Ended
	July 3,	July 4,
	2011	2010
Supplemental Cash Flow Information:

Cash paid during the period for:
Interest (net of amount capitalized)	$26,032	$29,418
Income taxes (including taxes paid pursuant to the Tax Sharing Agreement)	$3,052	$5,203

Acquisition:
Estimated fair market value of assets acquired, net of cash acquired	$607	$-
Liabilities assumed	144	-
Purchase price of acquisition	$463	$-

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

ISP CHEMCO LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The accompanying unaudited consolidated financial statements for ISP Chemco LLC (the “Company”) reflect, in the opinion of management, all adjustments necessary to present fairly the financial position of the Company and its consolidated subsidiaries at July 3, 2011, and the results of operations and cash flows for the quarterly periods ended July 3, 2011 and July 4, 2010. All adjustments are of a normal recurring nature. The Company evaluated all subsequent events through October 28, 2011, the date the financial statements were available to be issued. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the fiscal year ended December 31, 2010.

Note 1. Acquisition of International Specialty Products Inc. by Ashland Inc.

On May 31, 2011, International Specialty Products Inc. (“ISP”), the Company’s indirect parent company, and Ashland Inc. (“Ashland”) announced that Ashland had agreed to acquire ISP. The transaction was completed on August 23, 2011.  Ashland retired ISP's senior secured credit facility in the amount of $1,195.7 thousand on August 23, 2011.

Note 2. Recent Accounting Pronouncements

Changes to U.S. generally accepted accounting principles are established by the Financial Accounting Standards Board (“FASB”) in the form of accounting standards updates (“ASU’s”) to the FASB’s Accounting Standards Codification. The Company considers the applicability and impact of all ASU’s. ASU’s not discussed herein were assessed and determined to be either not applicable or are expected to have minimal impact on the Company’s consolidated financial position and results of operations.

 In January 2010, the FASB issued ASU No. 2010-06, Improving Disclosures about Fair Value Measurements which requires additional disclosure about the various classes of assets and liabilities measured at fair value, the valuation techniques and inputs used, the activity in Level 3 fair value measurements and the transfers between Levels 1, 2 and 3. The new disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the Level 3 activity disclosures, which are effective for fiscal years beginning after December 15, 2010. See Note 10.

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income. Under the amendments to ASU Topic 220, comprehensive Income, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The amendments in ASU No. 2011-05 will be effective for nonpublic entities for fiscal years ending after December 15, 2012, and interim and annual periods thereafter.

ISP CHEMCO LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) - (CONTINUED)

Note 3. Dividends and Capital Contribution

Pursuant to the 2007 Tax Sharing Agreement, in the second quarter of 2011, the Company made distributions totaling $180.9 million to International Specialty Holdings LLC (“IS Holdings”), its parent company and sole member. Also in the second quarter of 2011, the Company received a capital contribution of $25.0 million from IS Holdings.

Note 4. Income Taxes

ISP Chemco Inc. was converted to ISP Chemco LLC on September 29, 2006. For tax purposes, the Company is considered a division of ISP. Effective January 1, 2007, ISP elected to be taxed under the provisions of Subchapter S of the Internal Revenue code. Effective May 28, 2011, ISP revoked its Subchapter S election and will now be treated as a corporation subject to the provisions of Subchapter C of the Internal Revenue Code.

As a result of the Subchapter S revocation, in accordance with ASU 740, “Income Taxes,” deferred tax liabilities and assets were established on the balance sheet. This resulted in an addition to the provision for income taxes of $76.0 million in the second quarter of 2011.

In the first quarter of 2010, ISP consummated a reorganization of certain of its foreign subsidiaries not owned directly or indirectly by the Company which reduced the Company’s potential future liability under the tax sharing agreement (the “2007 Tax Sharing Agreement”) entered into by the Company, effective January 1, 2007, with IS Holdings and ISP, resulting in the elimination of $8.7 million of previously accrued income taxes.

ISP CHEMCO LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) - (CONTINUED)

Note 5. Sale of Accounts Receivable

In February 2010, the Company amended its October 2001 agreement for the sale of its domestic receivables, as previously amended in November 2004, May 2006 and November 2009. The amended agreement has a termination date of November 2011 and provides for up to $50.0 million in cash to be made available to the Company, which could be increased to $75.0 million at the Company’s option, based on a planned continuous sale program to a third party. The agreement permits the Company to sell certain domestic trade receivables on a non-recourse basis for cash. The receivables are sold at face value which approximates fair value. The Company continues to service, administer and collect the trade receivables. The fair value of the related servicing liability is not material. Under the new agreement, the Company is not required to fund against the eligible receivables sold into the program. The Company discontinued drawing cash available under this program in March 2010. As of July 3, 2011 and December 31, 2010, there was $0 in drawn funds under this arrangement. The program is accounted for as a sale of financial assets under the provisions of current FASB accounting guidance. The excess of accounts receivable sold over the net proceeds received is included in the Consolidated Balance Sheets as “Receivable from asset securitization program.” The difference between the excess of the accounts receivable sold and the net proceeds received was $78.5 and $53.9 million at July 3, 2011 and December 31, 2010, respectively. The fair value of the receivable from the asset securitization program approximates its carrying value. The effective cost to the Company varies with LIBOR or commercial paper rates and is included in other income (expense), net, and amounted to $0.1 and $0.2 million in the second quarter of 2011 and 2010, respectively, and $0.3 and $0.7 million in the first six months of 2011 and 2010, respectively.

The Company terminated this agreement effective July 5, 2011.

Note 6.  Property Damage and Business Interruption Insurance Claim

On September 13, 2008, the Company’s plant in Port Neches, Texas was shut down as a result of evacuations on September 11th due to Hurricane Ike. The plant was out of operation as a result of a loss of power until September 24th and was then only able to operate on a limited basis until October 10th because of the lack of water needed for operations. The plant sustained only minimal property damage. The Company has insurance for business interruption (“BI”) and filed an insurance claim. In April 2010, a settlement agreement was reached with the Company’s insurers for $6.6 million, net of deductible. The proceeds from the settlement were received in the second quarter of 2010 and recorded as a reduction in the cost of products sold.

ISP CHEMCO LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) – (CONTINUED)

Note 7.  Comprehensive Income

	Second Quarter Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
	2011	2010	2011	2010
	(Thousands)
Net income (loss)	$(18,041)	$32,960	$57,325	$73,620
Other comprehensive income (loss):
Unrealized gains (losses) on derivative hedging instruments:
Effect of hedge losses recognized in income	10,660	12,805	22,118	30,911
Net change in fair value of derivative hedging instruments	(4,606)	(11,163)	(5,502)	(20,665)
Deferred tax effect due to Subchapter S revocation (Note 4)	3,192	-	3,192	-
Foreign currency translation adjustment	2,659	(8,966)	10,231	(15,079)
Pension and postretirement plans liability adjustment:
Deferred tax effect due to Subchapter S revocation (Note 4)	5,990	-	5,990	-
Transfer of pension and postretirement liability adjustment to ISP Minerals Inc.	1,467	-	1,467	-

Total other comprehensive income (loss)	19,362	(7,324)	37,496	(4,833)

Comprehensive income	$1,321	$25,636	$94,821	$68,787

Changes in the components of accumulated other comprehensive loss for the first six months ended July 3, 2011 are as follows:

	Unrealized	Cumulative	Pension and	Total
	Losses on	Foreign	Postretirement	Accumulated
	Derivative	Currency	Plans	Other
	Hedging	Translation	Liability	Comprehensive
	Instruments	Adjustment	Adjustment	Loss
	(Thousands)
Balance, December 31, 2010	$(25,243)	$5,376	$(18,986)	$(38,853)
Change for the period	16,616	10,231	-	26,847
Deferred tax effect due to Subchapter S revocation (Note 4)	3,192	-	5,990	9,182
Transfer of pension and postretirement liability adjustment to ISP Minerals Inc.	-	-	1,467	1,467
Balance, July 3, 2011	$(5,435)	$15,607	$(11,529)	$(1,357)

ISP CHEMCO LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) – (CONTINUED)

Note 7.  Comprehensive Income (continued)

Changes in the components of accumulated other comprehensive loss for the first six months ended July 4, 2010 are as follows:

	Unrealized	Cumulative	Pension and	Total
	Losses on	Foreign	Postretirement	Accumulated
	Derivative	Currency	Plans	Other
	Hedging	Translation	Liability	Comprehensive
	Instruments	Adjustment	Adjustment	Loss
	(Thousands)
Balance, December 31, 2009	$(48,777)	$9,488	$(14,084)	$(53,373)
Change for the period	10,246	(15,079)	-	(4,833)
Balance, July 4, 2010	$(38,531)	$(5,591)	$(14,084)	$(58,206)

Note 8. Inventories

At July 3, 2011 and December 31, 2010, $72.3 and $80.5 million, respectively, of U.S.-located inventories were valued using the LIFO (last-in, first-out) method. Inventories are comprised of the following:

	July 3,	December 31,
	2011	2010
	(Thousands)
Finished goods	$203,940	$196,172
Work-in-process	43,881	47,624
Raw materials and supplies	84,032	63,197
Total	331,853	306,993

Less LIFO reserve	(65,078)	(41,636)
Inventories, net	$266,775	$265,357

ISP CHEMCO LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) – (CONTINUED)

Note 9.  Goodwill and Intangible Assets

The following schedule reconciles the changes in the carrying amount of goodwill for the first six months ended July 3, 2011.

Goodwill
(Thousands)
Balance, December 31, 2010	$294,840
Translation adjustment	1,875
Balance, July 3, 2011	$296,715

The following is information as of July 3, 2011 and December 31, 2010 related to the Company’s acquired intangible assets:

		July 3, 2011		December 31, 2010
	Range of	Gross		Gross
	Amortizable	Carrying	Accumulated	Carrying	Accumulated
	Lives	Amount	Amortization	Amount	Amortization
		(Dollars in Thousands)
Intangible assets subject to amortization:
Patents	15 – 20 years	$19,255	$(5,059)	$17,827	$(4,208)
Trademarks and copyrights	5 years	2,032	(1,610)	1,957	(1,411)
Formulations	5 – 10 years	3,116	(2,870)	3,116	(2,662)
Unpatented technology	7 – 15 years	5,414	(3,652)	5,389	(3,384)
Customer base	5 – 15 years	11,797	(7,636)	11,249	(6,801)
Non-compete agreements	2 – 5 years	6,071	(5,857)	5,842	(5,842)
Contracts	10 years	2,112	(951)	1,943	(777)
License agreement	12 years	9,304	(1,389)	9,304	(1,002)
Permits and registrations	5 – 15 years	1,519	(527)	1,519	(482)
Total amortizable intangible assets		60,620	(29,551)	58,146	(26,569)
Intangible assets not subject to amortization:
Trademarks		12,919	-	12,396	-
EPA registrations		4,768	-	4,768	-
Total unamortizable intangible assets		17,687	-	17,164	-

Total intangible assets		$78,307	$(29,551)	$75,310	$(26,569)

Estimated amortization expense:	(Thousands)
Year ending December 31,
2011	$4,051
2012	3,598
2013	3,273
2014	2,971
2015	2,821

ISP CHEMCO LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) – (CONTINUED)

Note 10.  Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company uses a three-level valuation hierarchy for fair value measurements. These valuation techniques are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the reporting entity’s market assumptions. These two types of inputs create the following fair value hierarchy:

•	Level 1 – Quoted prices for identical instruments in active markets;
•
Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose significant inputs are observable;

•	Level 3 – Instruments whose significant inputs are unobservable and for which estimates of fair value are determined using related market data.

The Company values its interest rate swap agreements (see Note 11) based on Level 2 inputs from model-derived valuations whose significant inputs are quoted LIBOR contracts, Eurodollar futures and on-the-run swap markets. The following table provides the fair value hierarchy of the Company’s financial assets (liabilities). There were no transfers in and out of Levels 1 and 2 during the first six months ended July 3, 2011.

	Level 1	Level 2	Level 3	Total
	(Thousands)
July 3, 2011
Assets:
Investments under executive deferred compensation plan	$29,168	-	-	$29,168

Liabilities:
Derivative contracts	-	$(48,111)	-	$(48,111)

December 31, 2010
Assets:
Investments under executive deferred compensation plan	$30,271	-	-	$30,271

Liabilities:
Derivative contracts	-	$(57,075)	-	$(57,075)

ISP CHEMCO LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) – (CONTINUED)

Note 10.  Fair Value Measurements (continued)

The Company maintains an Executive Deferred Compensation Plan. Assets of the plan are consolidated in accordance with current accounting guidance. The assets of the plan consist primarily of mutual fund investments that are actively traded and cash and cash equivalents. As such, these assets and obligations are classified within Level 1.

Note 11.  Derivative and Hedging Transactions

The Company uses derivatives for risk management purposes. The Company has entered into interest rate swap agreements to manage interest rate exposure. The interest rate swap agreements utilized by the Company effectively modify the Company’s exposure to interest rate risk by converting the Company’s floating-rate debt to a fixed basis.

In the first quarter of 2006, in connection with an amendment of the Company’s Senior Credit Facilities, the Company entered into interest rate swap agreements with a notional value of $620 million in order to hedge interest rate risk associated with changes in LIBOR related to its Term Loan. The interest rate swaps are structured to receive interest based on three-month LIBOR and pay interest on a fixed rate basis. A cash flow hedging relationship was established whereby the interest rate swaps hedge the risk of changes in the three-month LIBOR related to forecasted borrowings against the term loan through February 2013.

The Company’s interest rate swap derivatives are designated as cash flow hedges. The effective portion of the change in fair value of the derivative is reported in accumulated other comprehensive income (loss) (“OCI”) and reclassified into earnings contemporaneously with the earnings effects of the hedged transaction. The ineffective portion of the derivative’s fair value change is recognized in earnings each reporting period.

 On May 18, 2009, the Company exercised its option under its term loan to change the interest rate for its LIBOR borrowings from three-month to one-month LIBOR.  The Company continued to receive three-month LIBOR and pay fixed rate interest under its swap agreements. Due to the election of one-month LIBOR on its term loan, the Company de-designated its original swap hedging relationship and subsequently re-designated a new swap hedging relationship for its term loan on that date. As a result of the election, the Company recognized a $1.0 million gain and a $1.3 million loss during the second quarter of 2011 and 2010, respectively, and a $1.4 million gain and a $7.5 million loss during the first six months of 2011 and 2010, respectively, related to swap ineffectiveness as a component of interest expense. The Company also recognized losses of $4.3 million for each of the second quarters of 2011 and 2010, respectively, and $8.8 and $8.7 million for the first six months of 2011 and 2010, respectively, due to additional interest expense related to the straight-line amortization of the unrealized losses in other comprehensive loss at May 18, 2009 related to the de-designation of the

ISP CHEMCO LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) – (CONTINUED)

Note 11.  Derivative and Hedging Transactions (continued)

hedges. The Company will reclassify $10.2 million of unrealized losses from other comprehensive loss to be recognized as a component of interest expense in the Consolidated Statement of Income during the third quarter of 2011 due to the termination of its interest rate swap agreements and hedge relationships (see below).

The following table sets forth the location and fair values of the Company’s derivative instruments at July 3, 2011 and December 31, 2010:

FAIR VALUE OF DERIVATIVE INSTRUMENTS
($ Millions)

Description	Balance Sheet Location	Fair Value

Derivatives designated as hedging instruments:

July 3, 2011:
Interest Rate Swap Agreements	Accrued Liabilities	$(48.1)

December 31, 2010:
Interest Rate Swap Agreements	Accrued Liabilities	$(57.1)

The following table sets forth the effect of the Company’s derivative instruments on financial performance for the second quarter and first six months ended July 3, 2011 and July 4, 2010:

	Second Quarter Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
	2011	2010	2011	2010
	($ Millions)
Amount of gain recognized in OCI on Derivative (Effective Portion)	$6.1	$1.6	$16.6	$10.2

Amount of gain or (loss) reclassified from Accumulated OCI into income (Effective Portion)	$(11.7)	$(11.5)	$(23.5)	$(23.4)
Location of gain or (loss) reclassified from Accumulated OCI into income (Effective Portion)	Interest Expense		Interest Expense

Amount of gain or (loss) recognized in income on Derivative (Ineffective Portion)	$1.0	$(1.3)	$1.4	$(7.5)
Location of gain or (loss) recognized in income on Derivative (Ineffective Portion)	Interest Expense		Interest Expense

ISP CHEMCO LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) – (CONTINUED)

Note 11.  Derivative and Hedging Transactions (continued)

The Company values its interest rate swap agreements based on Level 2 inputs under FASB accounting guidance from model-derived valuations whose significant inputs are quoted LIBOR contracts, Eurodollar futures and on-the-run swap markets. The FASB accounting guidance requires that the valuation of derivative assets and liabilities must take into account the parties’ nonperformance risk. The Company discounted the value of its derivative liabilities based on the credit spread for its debt as determined by the market trading price. See Note 10 for Fair Value Measurements.

As a result of the use of derivative instruments, the Company has exposure to the risk that its counterparties to derivative contracts will fail to meet their contractual obligations. In order to mitigate its counterparty credit risk, the Company enters into derivative contracts with selected major financial institutions. The Company’s policies and procedures for mitigating counterparty credit risk on derivative transactions include reviewing and establishing limits for credit exposure with each financial institution and a continuous assessment of the creditworthiness of each counterparty. The Company typically transacts with investment grade financial institutions.

The Company terminated its interest rate swap agreements effective August 2, 2011. The net settlement amount paid on August 2, 2011 was $49.6 million.

Note 12.  Long-Term Incentive Plans

The Company has four long-term incentive plans, the 2000 Long-Term Incentive (“LTI”) Plan, the 2003 Executive Long-Term Incentive (“ELTI”) Plan, the 2007 “N” Long-Term Incentive Plan and the 2007 “O” Long-Term Incentive Plan (collectively, the “Plans”), which provide for long-term compensation to eligible Company employees based on ISP’s “Book Value” (as defined in the Plans). The value of incentive units (“Incentive Units”) granted under the Plans is determined at the end of each fiscal quarter based on ISP’s total Shareholders’ Equity. The value on the date of grant is compared to the value as remeasured at the end of each quarter in order to determine compensation expense. The 2000 LTI Plan expired in accordance with its terms in February 2010. While no further Incentive Units will be granted under the 2000 LTI Plan, the vesting, exercise, expiration and valuation provisions with respect to Incentive Units granted prior to the expiration date remain in effect. The 2003 ELTI Plan will terminate ten years after its effective date of May 15, 2003 and the 2007 “N” and “O” Plans will terminate ten years after their effective date of January 2, 2007, unless each is either extended or terminated sooner by the Board of Directors. Compensation expense related to these plans was $3.5 million and $2.1 million in the second quarter of 2011 and 2010, respectively, and $6.9 million and $3.8 million in the first six months of 2011 and 2010, respectively.

ISP CHEMCO LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) – (CONTINUED)

Note 12.  Long-Term Incentive Plans (continued)

Incentive Units became fully and immediately vested upon the acquisition of ISP by Ashland (see Note 1).  In accordance with the plan, the employees shall be deemed to have exercised all Incentive Units not previously cancelled or forfeited, with resulting gains generally paid in a lump sum within sixty days of the Change in Control, based on a final value equal to the value of the Incentive Unit as of the fiscal month ended immediately preceding the Change in Control, provided that, for grants under the 2003 ELTI Plan and the 2007 “N” Plan Incentive Units, the final value shall be increased by the amount by which the amount of cash or cash equivalents or the fair market value of any property received by ISP, IS Holdings or the Company (as the case may be) as a result of the Change in Control exceeds the book value of the assets sold.

Note 13.  Contingencies

Asbestos Litigation Against G-I Holdings

In January 2001, G-I Holdings Inc. (“G-I Holdings”) filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code due to the influx of asbestos-related bodily injury claims relating to the inhalation of asbestos fiber allegedly contained in products sold by G-I Holdings or its predecessors (“Asbestos Claims”). A Joint Plan of Reorganization of G-I Holdings was filed with the Bankruptcy Court on August 21, 2008 and a First Amended Joint Plan of Reorganization of G-I Holdings was filed with the Bankruptcy Court on October 30, 2008. Thereafter, additional amendments to the Joint Plan of Reorganization were filed, culminating with the Eighth Amended Joint Plan of Reorganization (“Eighth Amended Joint Plan”), which was filed on October 5, 2009. On November 12, 2009, the Bankruptcy Court and the Honorable Garrett E. Brown, Jr., Chief Judge of the District Court for the District of New Jersey, jointly entered an Order Confirming Eighth Amended Joint Plan of Reorganization of G-I Holdings and ACI Inc. Pursuant to Chapter 11 of the Bankruptcy Code.

On November 16, 2009, the IRS applied to the United States Court of Appeals for the Third Circuit (“Third Circuit”) for a preliminary stay of the Plan Confirmation Order. The Third Circuit denied the IRS’s request for a preliminary stay, thereby allowing the Eighth Amended Joint Plan to become effective.

On November 17, 2009, after satisfaction of a number of contingencies (including, without limitation, the funding of the settlement of the Asbestos Claims), the Eighth Amended Joint Plan became effective. With the effectiveness of the Eighth Amended Joint Plan, all of the actions related to the bankruptcy of G-I Holdings (including a fraudulent conveyance action against Samuel J. Heyman and certain entities associated with the Heyman family) were resolved and all “protected parties” (as defined in the Eighth

ISP CHEMCO LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) – (CONTINUED)

Note 13.  Contingencies (continued)

Amended Joint Plan), including the Company and its subsidiaries, have been released from any liability with respect to Asbestos Claims.

On December 17, 2009, the Third Circuit issued a stay with respect to the Plan Confirmation Order in connection with an appeal filed by the IRS. The IRS’s objections to confirmation of the Eighth Amended Joint Plan are in connection with its proof of claim against G-I Holdings for a tax deficiency related to the formation of the “surfactants partnership” (as such action is further described in “Tax Claim Against G-I Holdings Inc.” below). The Company does not believe that the stay or the IRS’s potential success on appeal impacts the Eighth Amended Joint Plan other than how the IRS’s ultimately allowed claim, if any, will be paid. The Company believes that the ultimate disposition of the IRS’s appeal will not have a material adverse effect on the business, financial position or results of operations of the Company.

Environmental Litigation

The Company, together with other companies, is a party to a variety of proceedings and lawsuits involving environmental matters (“Environmental Claims”), under the Comprehensive Environmental Response Compensation and Liability Act, Resource Conservation and Recovery Act and similar state laws, in which recovery is sought for the cost of cleanup of contaminated sites or in which remedial obligations are imposed.  The Company accrues environmental costs when it is probable that it has incurred a liability and the expected amount can be reasonably estimated.

The Company estimates that its liability with respect to all Environmental Claims (including those relating to its closed Linden, New Jersey plant described below), and certain other environmental compliance expenses, as of July 3, 2011 and December 31, 2010, was approximately $33.3 and $32.0 million, respectively.  As of July 3, 2011 and December 31, 2010, $9.8 and $9.7 million, respectively, of the liability estimate represents the present value of expected future costs discounted at a risk free rate of 5%.  On an undiscounted basis, this portion of the liability is $15.2 and $14.2 million, respectively, at July 3, 2011 and December 31, 2010.  While the Company cannot predict whether adverse decisions or events can occur in the future, in the opinion of the Company's management, the resolution of the Environmental Claims should not have a material adverse effect on its business, financial position or results of operations.  However, certain of these Environmental Claims are in their early stages and accordingly, estimates of the potential liability related to such claims could increase as further action is taken. In addition, adverse decisions or events, particularly as to increases in remedial costs, discovery of new contamination, assertion of natural resource damages, changes in plans for development of the Linden, New Jersey property (“Linden Site”), and

ISP CHEMCO LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) – (CONTINUED)

Note 13.  Contingencies (continued)

uncertainty in the liability and the financial responsibility of the other parties involved at each site and their insurers, could cause the Company to increase its estimate of liability in respect of those matters. It is not currently possible to estimate the amount or range of any additional liability.

The estimated liability for certain contaminated sites represents the present value of long-term future post-closure costs. Estimated future payments are discounted where ongoing operating and maintenance expenses are predicted to run over a multi-year period and the amount and timing can be reliably determined. These estimated costs were discounted at a risk-free interest rate which is representative of an interest rate on monetary assets with maturities comparable to the environmental liability.

In June 1989, the Company entered into a Consent Order with the New Jersey Department of Environmental Protection (“NJDEP”) requiring the development of a remediation plan for its closed Linden Site and the maintenance of financial assurances to guarantee the Company's performance. In April 1993, the NJDEP issued orders which require the prevention of discharge of contaminated groundwater and stormwater from the Linden Site and the elimination of other potential exposure concerns. The Company believes, although it cannot be certain, that, taking into account its plans for development of the Linden Site, it can comply with the NJDEP order at a cost of approximately $7.8 million. Portions of this estimate have been calculated on a present value basis as discussed above.

In July 2007, the NJDEP filed a Complaint in the Superior Court of New Jersey for recovery of damages to State natural resources arising from the discharge of pollutants from the Linden Site. The parties have reached a settlement in principle for a portion of the State’s claims. A settlement agreement has been executed by all parties and approved by the Court pursuant to which the State has released the settled claims. The case was dismissed without prejudice for the remainder of the claims.

The Company is a potentially responsible party at the LCP Superfund Site located adjacent to the Linden Site. In May 1999, the Company entered into an Administrative Order with the Environmental Protection Agency (“EPA”) requiring the Company to conduct and fund a Remedial Investigation and Feasibility Study of the LCP site. The Remedial Investigation is ongoing. It is probable that the Company will incur some portion of remedial costs at the LCP site; however, the delineation of the extent of environmental impact, allocation among the potentially responsible parties, evaluation of remediation alternatives and concurrence of the regulatory authorities is in its early stages or has not yet occurred.

ISP CHEMCO LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) – (CONTINUED)

Note 13.  Contingencies (continued)

On July 16, 2007, the Company received a General Notice Letter from the EPA Region 2 that the Company is a potentially responsible party at the Newark Bay Study Area, which is located in New Jersey and New York. The Newark Bay Study Area is in the midst of a remedial investigation.

Tax Claim Against G-I Holdings Inc.

On September 15, 1997, G-I Holdings (“G-I”) received a notice from the Internal Revenue Service (the “IRS”) of a deficiency in the amount of $84.4 million (after taking into account the use of net operating losses and foreign tax credits otherwise available for use in later years) in connection with the formation of a partnership in 1990 named Rhône-Poulenc Surfactants and Specialties, L.P. (the “surfactants partnership”). The IRS alleged that the formation of the surfactants partnership did not qualify as a tax-free contribution pursuant to Section 721 of the Internal Revenue Code.

The predecessor of ISP and certain of its domestic subsidiaries (the “Predecessors”) were parties to tax sharing agreements with members of a consolidated group for Federal income tax purposes that included G-I Holdings (the “G-I Holdings Group”) in certain years prior to January 1, 1997. Accordingly, the Predecessors, together with G-I Holdings and certain subsidiaries thereof, could be severally liable for amounts related to the claims made by the IRS.

By Agreement dated November 30, 2001, G-I Holdings and the IRS agreed, among other things, that each non-bankrupt member of the G-I Holdings Group shall be liable only with respect to taxable years during which it was a member of the G-I Holdings Group, that certain statute of limitations defenses would be waived, and that the IRS would not assess any tax liability arising out of the 1990 taxable year against any non-bankrupt member of the G-I Holdings Group prior to assessment against G-I Holdings. Additionally, pursuant to the 2007 Tax Sharing Agreement, the Company is fully indemnified by ISP and International Specialty Holdings LLC, the Company’s parent company and sole member, for taxes paid, if any, related to the surfactants partnership tax issue.

In connection with proceedings arising out of the IRS’s notice to G-I Holdings, the United States District Court for the District of New Jersey, by opinion and order dated December 14, 2009, ruled that the IRS’s claims with respect to the formation of the surfactants partnership in 1990 are barred by the statute of limitations.

As part of Ashland's agreement to acquire ISP on May 31, 2011, the Predecessors were fully indemnified for any liability that may result from this tax claim.